EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                         Contact:  Steven B. Barnett
                                                        Executive Vice President
                                                        Telephone: 973-423-1303

                        RAG SHOPS APPOINTS NEW PRESIDENT

Hawthorne, New Jersey, (Business Wire) August 28, 2001-- Stanley Berenzweig, Chairman of the Board of Rag Shops, Inc. (NASDAQ:RAGS), is pleased to announce that Jeffrey C. Gerstel has joined the Company as President and Chief Operating Officer effective September 17, 2001. Mr. Berenzweig will actively continue as Chairman and Chief Executive Officer.

Mr. Gerstel, "Age" 37, was most recently Executive Vice President - Chief Operating Officer for The Parts Plus Group, Inc., which markets automotive products via wholesale distribution and through its 48 stores. Before Parts Plus, Mr. Gerstel served as Executive Vice President of Family Bargain Corporation, a chain of off-price retail apparel and housewares stores, which subsequently changed its name to Factory 2-U Stores, Inc.

Mr. Berenzweig said, "I am thrilled that Jeff has joined Rag Shops. Through an extensive search, we found an individual who brings us the energy, excitement and diversity of experience we need to lead our Company as we execute our growth and expansion plans for the future."

Rag Shops, Inc. operates sixty-six retail stores that offer a broad range of specialty crafts and fabric merchandise. The Company operates stores in New Jersey, Florida, New York, Pennsylvania and Connecticut. For more information about the Company, visit our Web site at www.ragshop.com.

The Company's common stock is traded on the NASDAQ SmallCap System under the symbol "RAGS".

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements include those regarding the Company's future results in light of current management activities, and involve known and unknown risks, including competition within the craft retail industry, weather-related changes in the selling cycle, and other uncertainties (including those risk factors referenced in Company's filings with the Securities and Exchange Commission).